EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief
Financial Officer and Chief
Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
BOARD OF DIRECTORS AUTHORIZES THE REPURCHASE OF
AN ADDITIONAL 5,000,000 SHARES OF COMMON STOCK
RALEIGH, North Carolina, (February 22, 2006) – Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. (NYSE: MLM), today announced that the Board of Directors of the Corporation has authorized the repurchase of up to 5,000,000 shares of the Corporation’s common stock. This authorization, combined with the 1,100,000 shares remaining under prior authorizations, dated February 1, 1994, and March 27, 1998, represents approximately 13% of the common shares outstanding at December 31, 2005. Under this authorization, the Corporation may repurchase shares of its common stock in the open market or through private transactions at such prices and upon such terms as the Chairman and Chief Executive Officer deems appropriate.
Commenting on the repurchase authorization, Stephen P. Zelnak, Jr. stated, “Based on current forecasted construction activity, we expect strong cash generation in 2006. This authorization is an important step in continuing the execution of our strategy related to the deployment of excess cash, including maximizing total shareholder value.”
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the generation of sufficient cash flow to meet strategic objectives related to the deployment of cash; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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